SECOND AMENDED AND RESTATED
MASTER LOAN AGREEMENT
DATED AS OF JULY 20, 2016

BETWEEN
POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
AS BORROWER

AND

NORTHWEST FARM CREDIT SERVICES, PCA
AS LENDER

PO-390543

SECOND AMENDED AND RESTATED
MASTER LOAN AGREEMENT
TABLE OF CONTENTS

TERMS PAGE

1.	Definitions and Interpretation 1

1.01	Defined Terms 1

1.02	Other Interpretive Provisions 11

1.03	Accounting Terms 11

2.	Loans 12

2.01	Loans 12

2.02	Fees 12

2.03	Evidence of Debt 12

2.04	Payments 12

2.05	Disbursements 13

2.06	Procedure for Borrowing Loans and Interest Rate Elections 13

3.	Future Payment Fund Accounts 13

3.01	Establishing Future Payment Fund Accounts 13

3.02	Maximum Amounts 13

3.03	Rate of Interest 14

3.04	Funds Held and Withdrawal 14

3.05	Funds at Risk 14

3.06	Security Interest 14

4.	Conditions Precedent 14

4.01	Documents Required for Closing 14

4.02	Conditions Precedent to Advances Under Any Loan 16

5.	Liens and Collateral 17

5.01	Creation of Liens 17

5.02	Perfection of Liens 17

5.03	Collateral Pool 17

5.04	Release of Liens on Collateral 17

6.	Representations and Warranties 18

6.01	Representations and Warranties of Borrower 18

6.02	Representations and Warranties of Lender 20

6.03	Survival 20

7.	Covenants 20

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7.01	Affirmative Covenants 20

7.02	Financial Covenants 24

7.03	Negative Covenants 25

8.	Default 26

8.01	Events of Default 26

8.02	Notice and Opportunity to Cure 27

9.	Prepayment and Breakage Fees 27

9.01	Prepayment Fees 27

9.02	Breakage Fee 28

9.03	Participation 28

10.	Enforcement and Waiver; Indemnity 28

10.01	Enforcement and Waiver by Lender 28

10.02	Lender’s Expenses; Indemnity; Waiver of Damages by Borrower 28

11.	Communications 30

11.01	Notice and Other Communications 30

12.	Participation 31

13.	Governing Law; Jurisdiction; Etc. 31

13.01	Governing Law 31

13.02	Submission to Jurisdiction 31

13.03	Waiver of Venue 31

13.04	Service of Process 32

13.05	WAIVER OF JURY TRIAL 32

13.06	Consultation with Counsel 32

14.	Miscellaneous 32

14.01	Construction 32

14.02	Binding Effect, Assignment and Entire Agreement 32

14.03	Severability 33

14.04	No Personal Liability of General Partners 33

14.05	No Novation 33

14.06	Supremacy Clause 33

Exhibit A: Form of Compliance Certificate
Exhibit B: Covenant Compliance Worksheet
Schedule One: Authorized Persons

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SECOND AMENDED AND RESTATED
MASTER LOAN AGREEMENT
THIS SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Loan Agreement”) is made and entered into effective July 20, 2016, by and between Lender, as defined below, and Borrower, as defined below. This Loan Agreement amends and restates, in its entirety, the existing First Amended and Restated Master Loan Agreement, dated June 10, 2010, effective on the date hereof.
RECITALS
WHEREAS, Borrower and Lender are parties to that certain First Amended and Restated Master Loan Agreement dated effective June 10, 2010, as amended (the “Prior Loan Agreement”);
WHEREAS, pursuant to the Prior Loan Agreement, Lender made available to Borrower a revolving loan in the original principal amount of $20,000,000 (Loan No. 6037359);
WHEREAS, Lender and Borrower have agreed to modify certain provisions of the Prior Loan Agreement by amending and restating the Prior Loan Agreement as set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1.Definitions and Interpretation.
1.01    Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given in the Note(s) or other Loan Documents. As used herein:
“ACA Stock” means Borrower’s stock in Northwest Farm Credit Services, ACA, an affiliate of Lender, as Borrower may be required to own or purchase from time to time pursuant to the Membership Agreement.
“Adjusted Consolidated EBITDDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of: (a) Consolidated Net Income; (b) Consolidated Interest Expense; (c) consolidated depreciation expense; (d) consolidated amortization expense; and (e) consolidated depletion expense; (f) plus or minus, as the case may be, Consolidated Taxes, all as determined in accordance with GAAP, (g) distributions received by the Borrower and its Wholly Owned Subsidiaries from non-Wholly Owned Subsidiaries, but excluding from the forgoing the net income, interest expense, depreciation expense, amortization expense, depletion expense, interest expense and income taxes associated with non-Wholly Owned Subsidiaries.
“Adjusted Consolidated Interest Coverage Ratio” means, as of any date of determination for the prior four (4) Fiscal Quarters ending on such date, the ratio of (a) Adjusted Consolidated EBITDDA to (b) Consolidated Interest Expense, excluding the portion of interest expense associated with non-Wholly Owned Subsidiaries.

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“Adjusted Partners’ Capital” means the GAAP-based amount of the capital account of the partners of Borrower and its Wholly Owned Subsidiaries, adjusted for book to market value differences in Fee Timberlands based upon the most recent appraisals, as calculated on Exhibit B.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Anti-Terrorism Laws” means any laws relating to terrorism, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time, including without limitation any law originated with respect to OFAC.
“Asset Disposition” means any sale, lease, transfer or other disposition (including any such transaction effected by way of merger, amalgamation or consolidation) by Borrower, subsequent to the Closing Date of any asset (including stock or other equity interests in Borrower), including without limitation, any sale leaseback transaction (whether or not involving a Capital Lease), but excluding (a) the sale of inventory in the ordinary course of business for fair consideration, (b) the sale or disposition of obsolete machinery and equipment no longer used or useful in the conduct of such Person’s business (except for assets which are security for Lender’s Loans), (c) the sale of or realization on delinquent receivables and (d) equipment disposed of during any Fiscal Year, which in the aggregate is not Material.
“Authorized Person” means any one of the individuals identified on Schedule 1, as such schedule is updated from time to time by written notice from Borrower to Lender.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (a) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or ordering the winding up or liquidation of its affairs; or (b) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of 60 consecutive days; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its

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Property, or make any general assignment for the benefit of creditors; or (d) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.
“Base Rate” shall have the meaning indicated in the particular Note for a Loan.
“Biennial Appraised Timberland Value” means the value determined pursuant to the most recent biennial appraisal required by Section 7.01 g. hereof.
“Borrower” means Pope Resources, A Delaware Limited Partnership.
“Borrower’s Obligations” means, without duplication, all of the obligations of Borrower to Lender whenever arising, under this Loan Agreement, the Notes or any of the other Loan Documents, including without limitation, all principal, interest, monies advanced on behalf of Borrower under the terms of the Loan Documents, and taxes, insurance premiums, costs and expenses, and fees and any amounts that would have accrued but for the automatic stay under the Bankruptcy Code, and any obligations under any Swap Contract between Borrower and any Swap Issuer, whenever arising.
“Breakage Fee” shall have the meaning given in Section 9.02 hereof.
“Business Day” means any day Lender is open for business in Spokane, Washington, except it shall not include Saturday, Sunday or a day that commercial banks in Spokane, Washington are closed. Provided however, for purposes of defining any date upon which an interest rate shall be determined by Lender using an Index other than published by Lender, Business Day means any day Lender and the Index Source are open for business except it shall not include Saturday, Sunday or a day that commercial banks in Spokane, Washington are closed.
“Calculation Date” means the first three Fiscal Quarter-Ends and the Fiscal Year-End of Borrower.
“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.
“Closing Date” for any particular Loan, means the Business Day the associated Loan Documents are fully executed and delivered to Lender, following satisfaction of all conditions precedent or waiver thereof by Lender.
“Code” means the Internal Revenue Service Code of 1986, as amended or recodified.

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“Collateral” for a Loan means the Property described in any Loan Document providing Lender a Lien in such Collateral. Collateral shall also mean all Property pledged to Lender after a Closing Date, as Collateral for Borrower’s Obligations.
“Collateral Documents” means a collective reference to security agreement, pledge, mortgage, hypothecation and such other documents executed and delivered in connection with the attachment and perfection of Lender’s security interests and liens on Collateral.
“Collateral Pool” shall have the meaning given in Section 5.03 hereof.
“Compliance Certificate” shall have the meaning given in Section 7.01.b.iii.and shall be in substantially the form of Exhibit A hereto.
“Consolidated Interest Expense” means, for any period, all interest expense (including capitalized interest cost and the interest component under Capital Leases) of Borrower and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP.
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income or net loss, as determined in accordance with GAAP.
“Consolidated Taxes” means, as of any date of determination, the provision for federal, state and other income taxes of Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covenant Compliance Worksheet” shall mean a certificate in substantially the form of Exhibit B hereto.
“Covered Entity” means (a) each Borrower and each Subsidiary of Borrower that is subject to applicable Anti-Terrorism Laws and (b) each Person that, directly or indirectly, is in Control of a Person described in clause (a) above.
“Event of Default” shall have the meaning provided in Section 8 hereof.
“Fee Timberland” means all road timber and timberland (net of depletion) owned by Borrower or any Wholly Owned Subsidiary.
“FPF Account” means the Future Payment Fund Account that is an interest-bearing conditional advance payment account with Lender and all money paid into that account and all interest earned thereon.

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“Fiscal Quarter” means the three month periods ending March 31, June 30, September 30 and December 31.
“Fiscal Quarter-End” means March 31, June 30, September 30 and December 31.
“Fiscal Year” means the calendar year.
“Fiscal Year-End” means December 31.
“Fiscal Year-to-Date” means the period from the first day of Borrower’s Fiscal Year being reported upon through the last day of the Fiscal Quarter being reported upon.
“Fixed Rate Maturity Date” shall have the meaning indicated in the particular Note for a Loan.
“Fixed Rate Option” shall have the meaning indicated in the particular Note for a Loan.
“FLCA Loans” means the loans made by Northwest Farm Credit Services, FLCA that are secured by the Collateral Pool.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the public accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the United States, any foreign state or nation, or any state, commonwealth, district, territory, agency, department, subdivision, court, tribunal or other instrumentality thereof.
“Incipient Default” means an event that with the giving of notice or passage of time, or both, would become an Event of Default.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial) bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations, including without limitation, intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person; (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements; (f)

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indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse; (g) the principal portion of all obligations of such Person under Capital Leases; (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all obligations of a Person in respect to any Swap Termination Value of any Swap Contract and (j) all guarantees of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which a Person is a general partner or a joint venturer.
“Indebtedness to Total Capitalization Ratio” means, as of any date of determination, (x) Indebtedness of the Borrower and its Subsidiaries on a consolidated basis minus the Indebtedness associated with non-Wholly Owned Subsidiaries, divided by (y) the sum of (a) Indebtedness of the Borrower and it Subsidiaries on a consolidated basis minus the Indebtedness associated with non-Wholly Owned Subsidiaries, plus (b)Adjusted Partners’ Capital.
“Intercompany Indebtedness” means any Indebtedness of a Borrower that is owing to a Subsidiary or Related Party.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of and agreements with, any Governmental Authority, in each case, whether or not having the force of law, and without limiting the generality of the foregoing, the following are Laws: the Internal Revenue Code of 1986 (“IRC”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act (“FLSA”), and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).
“Lender” means Northwest Farm Credit Services, PCA, an association organized under the laws of the United States, together with its successors and assigns.
“Lender’s Expenses” means the amounts required to be paid by Borrower pursuant to Section 10.02.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).
“Loan” means all principal amounts or other extension of credit (including letters of credit) advanced by Lender to Borrower or on the account of Borrower or otherwise under a Note and the other Loan

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Documents evidencing such Loan, which by its terms is made subject to this Loan Agreement, and all fees or charges incurred as provided for in any Note and the other Loan Documents, plus all interest accrued thereon.
“Loan Documents” means all of the Contractual Obligations associated with the Loan, including but not limited to: this Loan Agreement, the Collateral Documents, the Note, the Membership Agreement, indemnities, guaranties, assignment(s), reimbursement agreements, letter of credit applications and other documents or instruments as required by Lender, executed in connection with the Loan or the Collateral, and any extensions, renewals, amendments, substitutions or replacements thereof.
“Loans” means two or more Loans.
“Loan Maturity Date” shall have the meaning indicated in the particular Note for a Loan.
“Loan Segment” shall have the meaning indicated in the particular Note for a Loan.
“Market Value of Timberlands” means the value of Fee Timberland as determined by an appraisal performed by a certified appraiser and acceptable to Lender.
“Material” means that which, in reasonable and objective contemplation, will or realistically might affect the business or property of a Person, or the Person’s creditworthiness as to such business or property, in a significant manner.
“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Borrower, (b) the ability of Borrower or its Related Parties to perform any Material obligation under the Loan Documents to which it is a party, or (c) the Material rights and remedies of Lender under the Loan Documents.
“MBF” means one thousand board feet of Merchantable Timber on the Collateral.
“Membership Agreement” means that certain agreement executed by Borrower, concerning Borrower’s agreement to purchase ACA Stock.
“Merchantable Timber” means timber of acceptable quality of species identified in the appraisal completed for Lender, which are in excess of 35 years of age and which can be harvested without violation of applicable laws and regulations.
“Note” means the note evidencing a Loan and which contains a promise to pay a sum certain.
“Notes” means one or more Notes.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of Treasury.
“Organization” means a corporation, limited liability company, joint venture, firm business trust, estate, trust, partnership or association, two or more Persons having a joint or common interest, or any other legal or commercial entity.

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“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Permitted Dispositions” means, so long as there is no Event of Default or Incipient Default, Collateral that Borrower may sell or exchange, provided that: (i) adequate access exists to the remaining collateral, to the satisfaction of Lender; (ii) no subdivision Law is violated by such sale or exchange; and (iii) the total dollar value of such sale(s) or exchange(s) is in an amount not to exceed 3% of the most recent Biennial Appraised Timberland Value in any Fiscal Year. A Permitted 1031 Exchange Transaction is not a Permitted Disposition.
“Permitted Liens” means:
a.    Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves, determined in accordance with GAAP, have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);
b.    Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfilled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves, determined in accordance with GAAP, have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);
c.    Liens (other than Liens created or imposed under ERISA) incurred or deposits made by Borrower in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
d.    Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 90 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 45 days after the expiration of any such stay;

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e.    Easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;
f.    Liens on Property securing purchase money Indebtedness (including Capital Leases and obligations under letters of credit) to the extent permitted hereunder, provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;
g.    Any interest of title of a lessor under, and Liens arising from UCC financing statements relating to, leases permitted by this Loan Agreement and the other Loan Documents;
h.    Normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
i.    Liens existing as of the Closing Date and set forth in a schedule presented to Lender; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date;
j.    Liens on the FPF Account;
k.    Liens on Property securing Indebtedness to the extent the Indebtedness is permitted under Sections 7.03 f.(vi), (vii) or (ix) hereof; and
l.    Liens granted to Lender or Lender’s affiliate, Northwest Farm Credit    Services, FLCA.
“Permitted 1031 Exchange Transaction” means an exchange transaction entered into by Borrower, in accordance with Section 1031 of the Code, pursuant to the terms of an exchange agreement or similar agreement between Borrower and a Qualified Intermediary, that provides for: (i) the receipt by the Qualified Intermediary of all or a portion of the proceeds of such relinquished property; (ii) the identification and purchase of qualifying replacement property; and (iii) the right of Borrower to assign and grant a security interest in its rights in such agreement for the benefit of Lender.
“Person” means an individual, an Organization or a Governmental Authority.
“Prepayment Fee” shall have the meaning given in Section 9.01 hereof.
“Pricing Date” shall have the meaning indicated in the particular Note for a Loan.
“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
“Qualified Intermediary” shall have the meaning defined in Section 1031 of the Code.
“Records” means correspondence, memoranda, tapes, discs, computer data, papers, certificates, books, cruise maps and other documents, or transcribed information of any type, whether expressed in ordinary or machine readable language.

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“Regulation U or X” means Regulation U (12 CFR Part 221, Credit by banks and persons other than brokers and dealers for the purpose of purchasing or carrying margin stock) or Regulation X (12 CFR Part 224, Borrowers of securities credit) respectively, to the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Related Party or Parties” means, with respect to any Person, such Person’s Affiliates and the general partners, directors and officers of such Person and of such Person’s Affiliates.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower or the effective equivalent thereof or any other duly authorized officer. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly Controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“Subsidiary” means, as to any Person, (a) any corporation more than 50 percent of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50 percent equity interest at any time. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower. For purposes of Section 7 of this Loan Agreement, Subsidiary or Subsidiaries shall include Timber Funds.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swap Dealers Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

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“Swap Issuer” means a financial institution chosen by Borrower and reasonably acceptable to Lender, with whom Borrower enters into a Swap Contract.
“Timber Cutting Payment” means the payment amount determined by Lender annually, which would reduce the quotient of the sum of the outstanding balances of the Loan(s) and the FLCA Loan(s) divided by the volume of Merchantable Timber remaining uncut and located on the Collateral to an amount equal to $250.00 / MBF.
“Timber Funds” means, ORM Timber Fund II, Inc., ORM Timber Fund III (REIT) Inc. and any future similar timberland investment entity.
“Wholly Owned Subsidiary” means a Subsidiary, 100% of the Capital Stock of which is owned, directly or indirectly, by Borrower.
1.02    Other Interpretive Provisions. With reference to this Loan Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    Unless otherwise specified in a given Loan Document, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Loan Agreement or any other Loan Document.
1.03    Accounting Terms.
All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Loan Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing Borrower’s audited financial statements, except as otherwise specifically prescribed herein.

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If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Loan Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Borrower shall not be required to pay an amendment fee in connection with any amendment pursuant to this Section 1.03, provided that Borrower shall remain liable for reasonable out-of-pocket expenses incurred by Lender and its Affiliates in connection with such amendment, as provided in Section 10.02.
2.    Loans.
2.01    Loans. Subject to the terms and conditions set forth herein, Lender agrees to make Loan No. 6037359 to Borrower. Borrower agrees to repay the Loans and all of Borrower’s Obligations under the Loan Documents, according to their terms.
2.02    Fees. Borrower shall pay Lender’s fees, as set forth in the Notes or separate fee letters.
2.03    Evidence of Debt. The Loan(s) shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loans made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to Borrower’s Obligations.
2.04    Payments.
(a)    Method of Payment. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as may be provided in the Notes, if any payment date is not a Business Day, then payment shall be due on the next succeeding Business Day. Lender shall provide Borrower periodic statements of all amounts due hereunder at applicable interest rates, which statements shall be considered correct and conclusively binding on Borrower in all respects and for all purposes unless Borrower notifies Lender in writing of any objections within 15 days of receipt of any such statement, provided, failure to receive a periodic statement shall not excuse payment of any sums payable hereunder.
(b)    Authorized Payments. Lender is authorized to withhold from or disburse as Loan proceeds amounts to pay the following items collectively referenced as “accounts receivable”, charge the same to any Loan and charge interest thereon at the same rate stated in the Loan Documents at Lender’s sole discretion: (i) amounts required to pay prior Liens on any Collateral offered or used as security for any Loan; (ii) the cost incurred on any items such as the following, that are carried by Borrower in connection with any Loan: credit life insurance, life insurance, key man insurance, disability insurance, crop or property insurance and any farm records, leasing or other financially

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related services; (iii) recording and filing fees, registration taxes, transfer taxes or any similar items authorized under the terms of any Loan Documents; (iv) amounts required for Borrower to acquire and maintain ACA Stock or Participation Certificates as required under and defined in the Membership Agreement; or (v) Lender’s Expenses.
(c)    Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Loan Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Loan Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender under this clause (c) are in addition to other rights and remedies (including other rights of setoff) that Lender may have.
2.05    Disbursements. Lender’s commitment (if any) to disburse funds on any Loan is conditioned upon Borrower’s ongoing compliance with the terms and conditions of the Loan Documents. Borrower agrees that all Loan funds disbursed shall be used only for the purposes approved and in the manner indicated by Lender.
2.06    Procedure for Borrowing Loans and Interest Rate Elections. Each request for an advance under a Loan or interest rate election shall be made by a written request/notice by an Authorized Person delivered to Lender on the terms provided in the Note evidencing such Loan. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
3.    Future Payment Fund Accounts.
3.01    Establishing Future Payment Fund Accounts. Borrower will establish one or more FPF Accounts with Lender or its affiliates. Each FPF Account will be held, applied or withdrawn in accordance with the terms and conditions applicable to FPF Accounts and this Loan Agreement, which are subject to change or termination at Lender’s discretion.
3.02    Maximum Amounts. The maximum account balance for each FPF Account shall be subject to the limitations set forth below:
(a)    The sum which may be held in a FPF Account associated with an operating or revolving or multiple advance line of credit Loan shall not exceed the lesser of the Note amount or the actual maximum outstanding balance on that Loan during the previous 12 months. Lender reserves the right to further limit the maximum FPF Account balance in the event Borrower’s

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historical note usage is significantly less than the lesser of their maximum outstanding balance or the Note amount; and
(b)    For all other Loans, the maximum amount that may be held in the FPF Account shall not exceed the outstanding principal balance on the associated Loan or some other amount as may be determined by Lender.
3.03    Rate of Interest. Interest will accrue on FPF Account balances at a minimum principal balance to be determined by Lender, from the date payments were received into an FPF Account. A variable interest rate, subject to adjustment in the sole discretion of Lender, will be paid on an FPF Account. The rate paid on funds held in any FPF Account will not exceed the rate paid by Borrower on the related Loan.
3.04    Funds Held and Withdrawal. Funds will be accepted into an FPF Account and held for application on Loans with, or serviced by, Lender. Funds will be applied to Borrower’s Obligations at Borrower’s direction or when any payment under any Loan covered by this Loan Agreement becomes due and payable. Application of funds to a Loan does not relieve Borrower from the obligation to make all payments as provided for in the Loan Documents. Funds may be returned to Borrower for purposes for which Lender would make or increase Loans to Borrower, upon request or upon request pursuant to Lender’s electronic funds transfer procedures. Borrower acknowledges and agrees that during an Event of Default, Lender has a right of set-off against all funds in Borrower’s FPF Accounts.
3.05    Funds at Risk. Funds held in any FPF Account are uninsured. Funds are protected only by the financial condition of Lender. In the event Lender were to become insolvent and liquidated, the funds in Borrower’s FPF Account would be applied against any outstanding Loan of Borrower. Any funds in excess of the total outstanding Loan balances would be at risk and subject to the claims of creditors of Lender.
3.06    Security Interest. Borrower hereby grants to Lender a first lien security interest in any FPF Account established or to be established by or on behalf of Borrower related to any Loan.
4.    Conditions Precedent. The obligation of Lender to make a Loan is subject to satisfaction of the following conditions precedent by Borrower, on or before the Closing Date or to waiver thereof by Lender.
4.01    Documents Required for Closing.
(a)    Borrower and all other required parties shall have executed where appropriate and delivered to Lender, on or prior to a Closing Date, the applicable Loan Documents, each in form and substance satisfactory to Lender;
(b)    A certified (as of the applicable Closing Date) copy of resolutions, or equivalent, of the governing body of each Organization signing a Loan Document, authorizing the execution, delivery and performance of each of the Loan Documents to which it is a party and providing Lender an incumbency certificate for any Person authorized to execute the Loan Documents;

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(c)    A certified (as of the applicable Closing Date) copy of the current Organization Documents including any amendments thereto, of each such Person, together with a certificate (dated as of the Closing Date) of each such Person to the effect that such Organization Documents have not been amended since the date of the aforesaid certification;
(d)    A certificate (as of the most recent date practicable) of the relevant Secretary of State as to the current existence of each such Person, a certificate (as of the most recent date practicable) of the Secretary of State of each state in which the business activities or Property of such Person requires qualification as a foreign corporation or entity, as the case may be, and that such Person is duly qualified to transact business in that state as a foreign corporation or entity, as the case may be;
(e)    The written opinion of the outside counsel for Borrower, dated as of the applicable Closing Date and addressed to Lender and any participating lenders as Lender may request, in form satisfactory to Lender, to the effect that after due inquiry:
(i)    Borrower is a limited partnership duly formed and validly existing under Delaware law, and is duly qualified to do business as a foreign limited partnership in the State of Washington;
(ii)    Borrower has all necessary partnership power and authority under the Certificate, the Partnership Agreement, and the Delaware RULPA to enter into, and to perform its obligations under, each of the Loan Documents;
(iii)    Borrower has authorized, by all necessary partnership action on the part of Borrower, the execution and delivery of, and the performance of the transactions contemplated by, each of the Loan Documents, and Borrower has executed and delivered each of the Loan Documents;
(iv)    Each of the Loan Documents constitutes the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and
(v)    The execution and delivery by Borrower of, and the performance of the transactions contemplated by, each of the Loan Documents do not (a) violate Borrower’s Certificate or its Partnership Agreement; (b) to counsel’s knowledge, breach, or result in a default under, any existing obligation of Borrower under any material agreement or instrument to which Borrower is a party; (c) to counsel’s knowledge, breach or otherwise violate any existing obligation of Borrower under any court order that names Borrower and is specifically directed to it or its property; or (d) are not prohibited by, nor do they subject Borrower to the imposition of a fine, penalty or other similar sanction for a violation under, any applicable statutes or regulations;
(f)    Evidence, as requested by Lender, that no condition shall exist which would constitute a Material Adverse Effect, in the reasonable opinion of Lender, in the business, operation or financial conditions of Borrower since the date of the applicable Loan commitment;
(g)    If real Property is Collateral for one or more loans, an appraisal of the Collateral acceptable to Lender as determined by Lender in accordance with its policies and procedures, in

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an amount satisfactory to Lender. Lender will engage a state certified appraiser to perform the appraisal. The appraisal shall be for the sole and exclusive use of Lender;
(h)    In connection with all real property included in the Collateral, Lender shall have received a title insurance commitment acceptable to Lender to assure Lender of its lien priority and with no exceptions contained therein except as are approved by Lender. In connection with all personal property included in the Collateral, Lender shall have received searches of appropriate filing offices showing no Liens filed against the Collateral, except those to be released prior to disbursement or otherwise acceptable to Lender to assure Lender of its lien priority;
(i)    Environmental report satisfactory to Lender;
(j)    Commercial general liability insurance with Borrower as the named insured and Lender as additional insured in commercially reasonable amounts and terms and issued by an insurer or insurers reasonably satisfactory to Lender;
(k)    Evidence that all other actions which, in the opinion of Lender, are reasonably necessary to perfect and protect the security interests created by the Loan Documents have been taken;
(l)    Copies of the most recent timberland appraisals covering all Fee Timberlands; and
(m)    Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act.
4.02    Conditions Precedent to Advances Under Any Loan. The obligation of Lender to fund any advance under any Loan is subject to the following additional conditions precedent:
(a)    Evidence as requested by Lender that no condition shall exist which would constitute a Material Adverse Effect, in the opinion of Lender, in the business, operation or financial conditions of Borrower at the time of the advance;
(b)    As of the date of the advance, no Incipient Default or an Event of Default shall have occurred and be continuing and disbursing the amount of the advance requested shall not result in an Incipient Default or Event of Default.
(c)    Borrower shall have complied with all conditions precedent contained herein and in Lender’s escrow instructions and commitment letters for any Loan, if any;
(d)    Payment by Borrower to Lender of the following amounts:
(i)    Any unpaid balance of any Loan fees; and
(ii)    All unpaid Lender Expenses; and

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(e)    All representations and warranties made in the Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
5.    Liens and Collateral.
5.01    Creation of Liens. The Liens created under the Collateral Documents shall at all times secure Borrower’s Obligations.
5.02    Perfection of Liens. Borrower promises and hereby agrees to:
(a)    Authorize all financing statements, amendments and continuation statements and other documents as Lender may from time to time require in order to perfect, continue and re-perfect its Lien in the Collateral;
(b)    Pay for or reimburse Lender for all reasonable costs of closing, including without limitation, all taxes, costs of filing the financing statements or recording the Deeds of Trust in such public offices as Lender may designate; and
(c)    Take such other steps as Lender may reasonably direct, including the noting of Lender’s Lien on the Collateral and on any certificates of title therefore, to perfect Lender’s Lien upon the Collateral.
The original, a copy or a memorandum of this Loan Agreement may be filed or recorded as a financing statement if Borrower fails or refuses to comply with the requirements of this Loan
5.03    Collateral Pool. All Collateral pledged to Lender, whether pledged on the Closing Date of a Loan or pledged at such later date (the “Collateral Pool”), shall secure all Loans of Lender to Borrower whenever such Loan is made. All releases and other servicing actions impacting Collateral shall be identical for all Loans.
5.04    Release of Liens on Collateral.
(a)    Permitted Dispositions. Provided there is no Event of Default or Incipient Default, Lender will release the Liens associated with the Collateral for a Permitted Disposition.
(b)    Permitted 1031 Exchange Transactions. Provided there is no Event of Default or Incipient Default, Lender will release the Liens associated with the Collateral in a Permitted 1031 Exchange Transaction.
(c)    Other Releases. Provided there is no Event of Default or Incipient Default, Borrower may request a partial release of Collateral, to the extent that the total outstanding principal balances of the Loans and the FLCA Loans does not exceed 35% of the Biennial Appraised Timberland Value following the release. Such releases will be subject to approval by Lender, which will not be unreasonably withheld. The partial release may be subject to and require an additional Timber Cutting Payment, payable at the time of such release. No release will be provided if the proposed Collateral to be released is integral to the Collateral Pool, as reasonably determined by Lender.

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(d)    Expenses Associated with Lien Releases. Borrower shall pay Lender’s Expenses associated with the Lien releases identified in this Section 5.04, including but not limited to title insurance and appraisal costs.
6.    Representations and Warranties.
6.01    Representations and Warranties of Borrower. To induce Lender to enter into this Loan Agreement, Borrower represents and warrants to Lender as follows:
(a)    Borrower is a validly formed limited partnership that has been duly organized and exists and is in good standing under the laws of the State of Delaware, the jurisdiction in which it was organized, has the lawful power to own its properties and to engage in the business it conducts, and is duly qualified to do business in all other states where the nature of the business transacted by it or Property owned by it makes such qualification necessary, except to the extent that the failure to qualify would not create a Material Adverse Effect;
(b)    Borrower is not in default with respect to any Contractual Obligation so as to have a Material Adverse Effect on the consolidated financial condition of Borrower;
(c)    The execution, delivery and performance of the Loan Documents will not immediately or with the passage of time, or the giving of notice, or both:
(i)    Violate the Organizational Documents governing Borrower, or violate any Laws or result in a default under the terms of any Contractual Obligation to which Borrower is a party or by which Borrower or its respective Properties is bound; or
(ii)    iResult in the creation or imposition of any Lien upon any of the Property of Borrower, except the Liens in favor of Lender;
(d)    d.    Borrower has the power and authority to enter into and perform the Loan Documents to which it is a party or is bound, and to incur obligations, and has taken all action necessary to authorize the execution, delivery and performance of the Loan Documents to which it is a party or is bound;
(e)    The Loan Documents, when delivered, will be legally valid and binding Contractual Obligations, enforceable in accordance with their respective terms;
(f)    Borrower has good and marketable title to all of its Property and such Property is not subject to any Lien, except for Permitted Liens;
(g)    Borrower’s financial statements have been and will be prepared and presented and hereafter will present fully and fairly the financial condition of Borrower on the dates thereto and the results of operations for the periods covered thereby. There have been no conditions so as to create a Material Adverse Effect in the financial condition or business of Borrower since the date of Borrower’s most recent quarterly financial statements, as filed with the Securities and Exchange Commission;

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(h)    Except as otherwise permitted herein, Borrower has filed all federal, state and local tax returns and other reports that it was required by Law to file prior to the date hereof and that are Material to the conduct of its business; has paid or caused to be paid all taxes, assessments and other similar governmental charges that were due and payable prior to the date hereof; have made adequate provision for the payment of taxes which are accruing but not yet payable; and have no knowledge of any deficiency or additional assessment in a Material amount in connection with any taxes which has not been provided for on their books;
(i)    To the best of its knowledge, after due diligence in investigating relevant matters, except as otherwise disclosed or to the extent that the failure to comply would not be Material to the conduct of the business of Borrower, it has complied with all applicable laws with respect to:
(i)    The products that it produces or sells or to the services it performs;
(ii)    The conduct of its businesses; and
(iii)    The use, maintenance and operation of the Properties owned or leased by it;
(j)    No representation or warranty by Borrower, as to its best knowledge, after due diligence in investigating relevant matters, contained herein or in any certificate or other document furnished pursuant hereto, or in the Loan Documents, contains any untrue statement of Material fact or omits to state a Material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;
(k)    To the best knowledge of Borrower, after due diligence in investigating relevant matters, each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by Borrower in connection with the execution and delivery of the Loan Documents, or the undertaking or performance of any obligation thereunder, has been duly obtained or effected;
(l)    No part of the proceeds of the Loan(s) will be used, directly or indirectly, for the purpose of purchasing or carrying or trading in any securities in violation of Regulation U. If requested by Lender, Borrower shall furnish to Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U. “Margin stock” within the meanings of Regulation U does not constitute more than 25 percent of the value of the consolidated assets of Borrower. None of the transactions contemplated by this Loan Agreement (including without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation U or X;
(m)    Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, Borrower is not (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii)

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a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005, as amended;
(n)    Borrower has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property and to the conduct of its businesses;
(o)    Borrower is not in violation of any Law, which violation could reasonably be expected to have a Material Adverse Effect; and
(p)    Borrower is current with all Material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all Material respects with all applicable rules and regulations of such commissions.
6.02    Representations and Warranties of Lender. Lender represents and warrants to Borrower as follows:
(a)    Lender is a legal entity duly organized, validly existing and is in good standing under the Farm Credit Act of 1971, as amended, has the necessary power and authority to conduct the business in which it is currently engaged, is duly qualified to conduct its business and is in compliance with all Material requirements of law, except to the extent that failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect on the operations of Lender.
(b)    Lender and each person executing this Loan Agreement on behalf of Lender has the necessary power and authority, and the legal right, to make and deliver this Loan Agreement, and has taken all necessary action to authorize the conditions of this Loan Agreement and to authorize the execution, delivery and performance thereof. No consent or authorization of, filing with, notice to or other similar act by or in respect of any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Lender in connection with the execution, delivery, performance, validity or enforceability of this Loan Agreement. This Loan Agreement has been duly executed and delivered on behalf of Lender. This Loan Agreement constitutes a legal, valid and binding Loan Agreement enforceable against Lender in accordance with its terms.
6.03    Survival. All of the representations and warranties set forth in Section 6.01 shall survive until all of Borrower’s Obligations are paid and satisfied in full and all offsets, defenses or counterclaims that Borrower has or may claim to have, have been released or discharged.
7.    Covenants.
7.01    Affirmative Covenants. Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower’s Obligations shall remain outstanding, and until all of the commitments hereunder or in the Notes and other Loan Documents have been terminated, Borrower shall maintain the following covenants:

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(a)    Loan Purpose. Borrower shall use the proceeds of a Loan only for the purposes set forth in this Loan Agreement or the Note evidencing such Loan, and will furnish Lender such evidence as it may reasonably require with respect to such use.
(b)    Reporting / Notices. Borrower shall furnish Lender, in form and detail satisfactory to Lender, during the term of the Loans:
(i)    As soon as available, but in any event within 90 days after each Fiscal Year-End (i) a consolidated balance sheet, the related consolidated statement of shareholders’ (or equivalent) equity and cash flows and the related consolidated statement of income or operations for such Fiscal Year of Borrower and its Subsidiaries as of the end of such Fiscal Year and (ii) a consolidated balance sheet, the related consolidated statement of shareholders’ (or equivalent) equity and cash flows and the related consolidated statement of income or operations for such Fiscal Year of Borrower and its Subsidiaries but excluding the non-Wholly Owned Subsidiaries as of the end of such Fiscal Year, setting forth in each case, in comparative form, the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, except with respect to consolidation principles. Such consolidated statements in clause (i) shall be audited and accompanied by a report and opinions of an independent certified public accountant, reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(ii)    As soon as available, but in any event within 45 days after each of the first three Fiscal Quarter-Ends (i) a consolidated balance sheet, the related consolidated statement of cash flows and the related consolidated statement of income or operations for such Fiscal Quarter-End of Borrower and its Subsidiaries, and for the portion of Borrower’s Fiscal Year then ended and (ii) a consolidated balance sheet, the related consolidated statement of cash flows and the related consolidated statement of income or operations for such Fiscal Quarter-End of Borrower and its Subsidiaries but excluding the non-Wholly Owned Subsidiaries setting forth in each case, in comparative form, the figures for the corresponding Fiscal Quarter-End of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail;
(iii)    Concurrently with the delivery of the financial statements referred to in Sections 7.01.b.i and ii, a duly completed Compliance Certificate, signed by a Responsible Officer, certifying that such financial statements are fairly presenting the financial condition, results of operations, shareholders’ (or equivalent) equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes with respect to financial statements provided under Section 7.01.b.ii.). A sample Compliance Certificate is attached hereto as Exhibit A. Borrower’s Compliance Certificate shall be accompanied by a Covenant Compliance Worksheet, a sample of which is attached hereto as Exhibit B, signed by a Responsible Officer;
(iv)    Promptly upon receipt thereof, copies of written communications of any material weaknesses or significant deficiencies in internal controls over financial reporting submitted to Borrower’s audit committee by its independent certified public accountants in

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connection with an audit or review of Borrower and the responses of management to such communications;
(v)    By March 1 of each year, Borrower will provide a detailed financial projection for Borrower and its Subsidiaries excluding the non-Wholly Owned Subsidiaries for the current fiscal year to include a balance sheet, income statement and statement of cash flow. Such projections shall provide sufficient detail to calculate the financial covenants in Section 7.02.
(vi)    Promptly upon the request of Lender, (1) copies of any filings and registrations with, and reports to or from, the Securities Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as Borrower shall send to its shareholders, and (2) all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters that are Material to Borrower;
(vii)    Upon Borrower’s obtaining knowledge thereof, Borrower shall give written notice to Lender immediately of (1) the occurrence of an event or condition consisting of an Event of Default or Incipient Default, specifying the nature and existence thereof and what action Borrower proposes to take with respect thereto, and (2) the occurrence of any of the following with respect to Borrower: (a) the pendency or commencement of any litigation, arbitral or governmental proceeding against Borrower or a Related Party which if adversely determined is likely to have a Material Adverse Effect, (b) the institution of any proceedings against Borrower or a Related Party with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation, of any federal, state or local law, rule or regulation, including but not limited to, environmental Laws, the violation of which would likely have a Material Adverse Effect;
(viii)    By January 31st of each year, a timber harvest plan describing the proposed harvest of timber from the real property Collateral for the ensuing calendar year, which will specify the total timber volume by species to be harvested from the real property Collateral and the location, by tract, of the harvest; and
(ix)    As soon as available, but in any event not more than 45 days after the end of the first three Fiscal Quarters and 90 days after the fourth Fiscal Quarter, a timber harvest report detailing all timber harvest activity on the real property Collateral, including, at a minimum, the total volume of logs by species scaled and a reconciliation of actual activity compared to the timber harvest plan for harvest and log sales by species and by tract. The timber harvest report following the fourth Fiscal Quarter shall also include information regarding the total volume, by species, of growth on the real property Collateral.
(c)    Insurance. Borrower shall maintain, for itself and its Subsidiaries, general liability insurance with insurance companies reasonably acceptable to Lender in such amounts, with such terms and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as Lender

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may reasonably request. At the request of Lender, copies of such policies (or such other proof of compliance with this subsection as may be satisfactory to Lender) shall be delivered to Lender and shall show Lender as mortgagee under a standard mortgage clause or lender loss payee.
(d)    Taxes. Borrower shall pay, or cause to be paid, for itself and its Subsidiaries, before they become delinquent and where the failure to pay or discharge such amounts will have a Material Adverse Effect, all taxes imposed upon it or on any of their Property or that it is required to withhold and pay, except when contested in good faith by appropriate proceedings with adequate reserves therefore having been set aside on their books. Notwithstanding the foregoing right of contest, such taxes will be paid whenever foreclosure on any Lien that has attached appears imminent.
(e)    Records/Inspection. Borrower shall keep accurate and complete Records of its operations, consistent with sound business practices. Borrower shall permit Lender or its representatives, agents or independent contractors, during normal business hours or at such other times as Borrower and Lender may agree to: (i) inspect or examine Borrower’s properties, books and records; (ii) make copies of Borrower’s books and records; and (iii) discuss Borrower’s affairs, finances and accounts with Borrower’s officers, employees and independent certified public accountants. Without limiting the foregoing, Borrower shall permit Lender, through an employee of Lender or through an independent third party contracted by Lender, to conduct on an annual basis, a review of the Collateral. Borrower further agrees to pay to Lender a Collateral inspection fee designated by Lender (not to exceed $750.00 per day, per reviewer, with the number of reviewers to be reasonably determined by Lender) and reimburse Lender’s reasonable costs and expenses incurred in connection with such Collateral inspection reviews.
(f)    Appraisal of Collateral. Lender shall have all Collateral owned by Borrower appraised by an appraiser engaged by Lender, the cost of which shall be paid by Borrower. Such appraisal shall be certified and meet all USPAP and FIRREA requirements and is expected to be delivered on or before September 30, 2016. Thereafter, Lender may, at any time, request additional appraisals of Collateral. Such appraisals shall also be ordered by Lender, and the appraisals shall be certified and meet all USPAP and FIRREA requirements. Borrower shall be responsible for the cost of the 2016 appraisal, the first two appraisals requested by Lender after the Closing Date and any subsequent appraisals requested by Lender in the Event of Default or Incipient Default. Lender shall be responsible for the cost of any other USPAP/FIRREA appraisals ordered by Lender under this clause f, provided there is no Event of Default or Incipient Default.
(g)    Biennial Appraisals. Beginning with the 2017 Fiscal Year, Borrower shall have all Collateral owned by Borrower appraised every other year by a third-party certified appraiser engaged by Borrower, at Borrower’s expense. Such biennial appraisals will not count toward the lifetime limit of two appraisals Borrower shall be obligated for pursuant to Section 7.01 f.
(h)    Laws. Borrower shall comply with all Laws applicable to it and its Property if noncompliance with any such Law would have a Material Adverse Effect.
(i)    Property Maintenance. Borrower shall maintain and preserve its Property in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such Properties and equipment from time to time, all repairs,

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renewals, replacements, extensions, additions, betterments and improvements as may be needed or proper, to the extent and in the manner customary for companies in similar businesses. Borrower shall perform in all material aspects, all of its obligations under the terms of all Material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or which it is bound.
(j)    Indebtedness. Borrower shall pay when due (or within applicable grace periods) all Indebtedness due third persons, except when the amount is being contested in good faith by appropriate proceedings and with adequate reserves being set aside on their books.
(k)    Subordination. Borrower hereby subordinates all Intercompany Indebtedness to Borrower’s Obligations to Lender; provided however, so long as there exists no Event of Default or Incipient Default, Borrower may pay such Intercompany Indebtedness in the ordinary course of its businesses.
(l)    Change of Location. Borrower shall provide Lender with reasonable notice in advance of any change in its headquarters location.
(m)    Additional Documents. From time to time, Borrower shall execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require to carry out the terms of this Loan Agreement and be informed of the status and affairs of Borrower.
(n)    Preservation of Existence, Etc. Borrower will preserve, renew and maintain in full force and effect its legal existence and good standing (or the local equivalent) under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
(o)    Inspection Rights. Borrower will, and will cause each Subsidiary to, permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided however, that when an Event of Default exists Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.
7.02    Financial Covenants. Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower’s Obligations shall remain outstanding, Borrower shall comply with and maintain the following financial covenants, to be measured as follows:

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(a)    Indebtedness to Total Capitalization Ratio shall be less than or equal to 0.30:1.00, to be measured as of each Fiscal Year-End;
(b)    Adjusted Consolidated Interest Coverage Ratio shall not be less than 3.00:1.00 to be measured quarterly on a four quarter rolling basis; and
(c)    The sum of the outstanding balances of the Loan(s) and the FLCA Loans divided by (i) the most recent Biennial Appraised Timberland Value or (ii) any appraisal ordered by Lender pursuant to Section 7.01f, shall not, in each case, exceed 50%, to be measured as of each Fiscal Year-End and the date of such appraisal respectively.
7.03    Negative Covenants. Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower’s Obligations shall remain outstanding, and until all of the commitments hereunder have terminated, unless the prior written consent of Lender is obtained, which consent shall not be unreasonably withheld, Borrower shall not and shall not allow any of its Subsidiaries to:
(a)    Liens. Create, assume or suffer to exist, and will not permit any of its Subsidiaries or any owner of Collateral to create, assume or suffer to exist, any Lien on any Collateral now owned or hereafter acquired by it other than Permitted Liens.
(b)    Nature of Business. Substantively alter the nature, character or conduct of its business conducted by it.
(c)    Consolidation, Merger, Sale or Purchase of Assets.
(i)    Other than Timber Funds, dissolve, liquidate or wind up its affairs, or enter into any transaction of merger or consolidation; provided however, that, so long as no Event of Default or Incipient Default would be directly or indirectly caused as a result thereof, Borrower may merge or consolidate with any of its Subsidiaries, provided that Borrower is the surviving entity;
(ii)    Make an Asset Disposition that would have a Material Adverse Effect on the financial condition of Borrower.
(d)    Fiscal Year; Organizational Documents. (i) Change its Fiscal Year-End or (ii) amend, modify or change its Organization Documents in a manner that would result in a Material Adverse Effect.
(e)    Accuracy of Reporting. Furnish any certificate or other document to Lender that contains any untrue statement of Material fact or that omits to state all Material facts necessary to make it not misleading in light of the circumstances under which it was furnished.
(f)    Indebtedness. Create, assume, incur, suffer to exist or otherwise become or remain liable in respect of any Indebtedness, other than: (i) Indebtedness evidenced by the Note(s); (ii) existing Indebtedness, listed on a schedule provided to Lender as of the Closing Date, and in the case of the line of credit with Northwest Farm Credit Services, FLCA in place on the date of this

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Loan Agreement, any subsequently utilized commitment under that line of credit; (iii) purchase money Indebtedness, including capital leases, not to exceed $1,000,000.00 annually; (iv) Indebtedness related to Permitted Liens; (v) Indebtedness incurred or assumed after the date hereof, which has been subordinated to the obligations of Borrower to Lender hereunder and under the Notes on terms and conditions satisfactory to Lender; (vi) Indebtedness for capital calls required under the governing documents of a Timber Fund; (vii) additional secured Indebtedness of a Subsidiary (other than that provided for under Section 7.03 f.(vi) above) in aggregate over the term of the Loan(s), not to exceed $8,000,000.00; (viii) additional unsecured Indebtedness, in the aggregate over the term of the Loan(s), not to exceed $10,000,000.00; provided, however, total additional Indebtedness allowed under (vii) and (viii) above shall not exceed $10,000,000.00, in aggregate at any point in time, over the term of the Loan(s); (ix) Indebtedness of a partnership or joint venture in which the Borrower or a Subsidiary is a general partner so long as such Indebtedness is made non-recourse to Borrower or such Subsidiary (and for the avoidance of doubt, is not guaranteed by Borrower or such Subsidiary); and (x) obligations to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.
(g)    Material Adverse Effect. Create, incur or suffer to exist, a Material Adverse Effect.
(h)    Anti-Terrorism Laws. Borrower will not permit (i) any Covered Entity, either in its own right or through any third party, to (1) have any of its assets in a Sanctioned Entity or in the possession, custody or Control of a Sanctioned Entity in violation of any Anti-Terrorism Law; (2) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Entity or Sanctioned Person in violation of any Anti-Terrorism Law; (3) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (4) use the Loans or other extensions of credit from Lender to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Entity in violation of any Anti-Terrorism Law, (ii) the funds used to repay the Borrower’s Obligations to be derived in violation of any Anti-Terrorism Law, or (iii) any Covered Entity to fail to comply with all Anti-Terrorism Laws. Borrower shall promptly notify Lender in writing upon the occurrence of any of the foregoing.
8.    Default.
8.01    Events of Default. Time is of the essence in the performance of the Loan Documents. The occurrence of any one or more of the following events shall constitute an Event of Default under the Loan Documents:
a.    Borrower fails to make any payment of principal, interest or other costs, fees or expenses when due or to perform any obligation or covenant as and when required under the Loan Documents for the Loan(s) or any loan documents for any other loan(s) Borrower, or any of them, may have with Lender.
b.    Any financial statement, representation, warranty or certificate made or furnished by Borrower to Lender in connection with a Loan, or as an inducement to Lender to enter into a Loan is Materially false, incorrect or incomplete when made.

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c.    Any Bankruptcy Event shall occur with respect to Borrower, or any Bankruptcy Event that has a Material Adverse Effect on Borrower shall occur with respect to any of Borrower’s Subsidiaries.
d.    This Loan Agreement or any other Loan Document ceases to be valid and binding on Borrower or is declared null and void, or the validity or enforceability thereof is contested by Borrower, or Borrower denies that it has any or further liability under any of the Loan Documents.
8.02    Notice and Opportunity to Cure. Notwithstanding any other provision of the Loan Documents, Lender shall not accelerate the maturity of a Loan (a) because of a monetary default (defined below), unless the monetary default is not cured within ten days of its due date, or (b) because of a nonmonetary default (defined below), unless the nonmonetary default is not cured within 30 days after (i) the date on which Lender transmits by facsimile, mails or delivers written notice of the nonmonetary default to Borrower, or (ii) the date on which Borrower notifies Lender (verbally or in writing) of the nonmonetary default. For purposes of this Loan Agreement, the term “monetary default” means a failure by Borrower to make any payment required of it pursuant to the applicable Note or any other Loan Document, and the term “nonmonetary default” means a failure by Borrower or any other Person to perform any obligation contained in the Loan Documents, other than the obligation to make payments provided for in the Loan Documents.
9.    Prepayment and Breakage Fees. The following Prepayment Fees shall apply to all Loans and supersedes and replaces any inconsistent terms in any Note. All Loans are subject to the following Prepayment Fees and Breakage Fees.
9.01    Prepayment Fees.
(a)    Exemption to Prepayment Fee. Principal prepayments made while a Loan Segment is priced under the Base Rate shall not be subject to a Prepayment Fee. In addition, there is no Prepayment Fee for any prepaid principal if a prepayment is received on a Fixed Rate Maturity Date for the Loan Segment being prepaid. Other prepayments of principal shall be subject to a Prepayment Fee, as described below.
(b)    “Prepayment” Defined. For purposes of this Section 9, “prepayment” shall mean any instance wherein the indebtedness is partially or fully satisfied in any manner prior to a payment due date whether voluntarily or involuntarily (excluding scheduled payments that have been paid) pursuant to the terms of the Loan Documents. Prepayment shall include, but not be limited to: (i) any payment after an Event of Default under the Loan Documents; (ii) payment to Lender by any holder of an interest in any Collateral; (iii) any payment after the Loan Maturity Date is accelerated for any reason; (iv) payment resulting from any sale or transfer of Collateral pursuant to foreclosure, sale under power, judicial order or trustee’s sale; and (v) payment by sale, transfer or offsetting credit in connection with or under any bankruptcy, insolvency, reorganization, assignment for the benefit of creditors or receivership or similar proceedings under any statute of the United States or any state thereof involving Borrower or the Collateral. In the event of any acceleration of the Loan Maturity Date, the amount due hereunder shall include the charge which would be due under the

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Prepayment Fee in the event of a voluntary prepayment at the time of such acceleration, and the date of acceleration of the Loan Maturity Date will be deemed to be the date of prepayment.
(c)    Prepayment Fee. The “Prepayment Fee” is an amount intended to reasonably compensate Lender for the loss of the intended benefit of Lender’s bargain in the case of a prepayment. Borrower and Lender intend that the principal balance of each Loan Segment will yield to Lender an annual return after the date the Loan Segment is prepaid of not less than the annual return for the period when the interest rate is fixed. In the event of a prepayment, Lender will lose the intended benefit of its bargain. Accordingly, the Prepayment Fee is intended to reasonably compensate Lender for such loss and costs. The Prepayment Fee shall be payable, on demand, and shall be an amount calculated on a make-whole basis, as calculated under Lender’s then current methodology.
9.02    Breakage Fee. In the event of an occurrence under subparagraphs a, or b, below, then Borrower shall immediately pay Lender, on demand, a “Breakage Fee” in an amount calculated on a make-whole basis, as calculated under Lender’s then current methodology:
(a)    Borrower provides Lender Notice that Loan principal is to be priced using a Fixed Rate Option, after which Borrower revokes such Notice; or
(b)    Borrower provides Lender Notice that Loan principal priced under a Fixed Rate Option is to be repriced or prepaid on other than a Pricing Date, after which Borrower revokes such Notice or fails to prepay pursuant to the Notice.
9.03    Participation. Participant(s), if any, may calculate a Prepayment Fee or Breakage Fee on a make-whole basis, using a different methodology than Lender.
10.    Enforcement and Waiver; Indemnity.
10.01    Enforcement and Waiver by Lender. Lender shall have the right at all times to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or times. The failure of Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions or as having in any way or manner modified or waived the same. All rights and remedies of Lender are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy. Lender shall have, in addition to the rights and remedies given it by the Loan Documents, all rights and remedies allowed by all applicable Laws and in equity.
10.02    Lender’s Expenses; Indemnity; Waiver of Damages by Borrower.
(a)    Expenses. Borrower shall pay all expenses incurred by Lender, including the reasonable fees, costs, charges and disbursements of counsel engaged or retained by Lender, in connection with the preparation, negotiation, execution, delivery, administration, enforcement or collection of this Loan Agreement and the other Loan Documents or any amendments, modifications,

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or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including (i) all expenses incurred by Lender in connection with the issuance amendment, renewal, or extension of any letter of credit or any demand for payment thereunder, (ii) all costs and expenses incurred in obtaining, perfecting, maintaining, determining the priority of, and releasing any security of Borrower’s Obligations, including, to the extent permitted by Law, all taxes, assessments or charges arising as a result of the transactions contemplated by any of the Loan Documents or the recording of any Loan Documents; and (iii) all expenses incurred by Lender (including the fees, costs, charges and disbursements of any counsel engaged or retained by Lender) in connection with any litigation or controversy connected with Borrower’s Obligations, including under any Debtor Relief Laws, receivership, injunction or other proceeding, or any appeal from or petition for review of any such proceeding, involving Borrower, or any workout, renegotiation or restructuring of the transactions contemplated by the Loan Documents or any action to realize upon or enforce Lender’s right in and to the Collateral or otherwise incurred by Lender after the occurrence of an Event of Default.
(b)    Indemnification by Borrower. Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other party hereto arising out of, in connection with, or as a result of (i) the execution or delivery of this Loan Agreement, any other Loan Document or any agreement or instrument contemplated, the performance by the parties hereto of their respective obligations or the consummation of the transactions contemplated, (ii) any actual or alleged presence or release of hazardous materials on or from any Property owned or operated by Borrower, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other party hereto, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other party hereto against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such party hereto has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Provided however, in the course of any proceeding of any nature contemplated by this subsection between or among Indemnitee, Borrower or any party hereto, each such party shall be responsible for their own fees and expenses, provided further, that following a nonappealable judgment, the prevailing party or substantially prevailing party shall be entitled to payment of its reasonable costs and expenses from the other party or parties.
(c)    Waiver by Borrower of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and each such party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this

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Loan Agreement, any other Loan Document or any agreement or instrument contemplated, the transactions contemplated, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Subsection a. above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Loan Agreement or the other Loan Documents or the transactions contemplated.
(d)    Payments. All amounts due under this Section 10.02 shall be payable not later than ten Business Days after demand therefore.
(e)    Survival. The agreements in this Section shall survive the repayment, satisfaction or discharge of Borrower’s Obligations.
11.    Communications.
11.01    Notice and Other Communications.
(a)    General. Unless otherwise expressly provided herein or in the Loan Documents, all notices and other communications provided for hereunder shall be in writing (including by FAX or email transmission). All such written notices shall be mailed, faxed, emailed or delivered to the applicable address, FAX number or, subject to Section 11.01(c), email address, and all notices and other communications expressly permitted hereunder to be given by telephone and shall be made to the applicable telephone number, as follows:
(i)    If to Borrower:
Attention: John Lamb
19950 7th Ave. NE, Suite 200
Poulsbo, WA 98370
Facsimile: (360) 697-1476
E-mail: jlamb@orminc.com
(ii)    If to Lender:
Attention: Kristy Searles
Northwest Farm Credit Services
650 Hawthorne Ave. SE, Suite #210
Salem, OR 97301
Facsimile: (503) 373-3006
E-mail: Kristy.searles@northwestfcs.com
(b)    Effectiveness of Documents and Signatures. Loan Documents may be signed and transmitted by FAX, telecopy, emailed .PDF or any other electronic means that reproduces an image of the actual executed signature. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on Borrower and Lender. Lender may also require that any such document and signature

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be confirmed by a manually-signed original thereof; provided however, that the failure to request or deliver the same shall not limit the effectiveness of any electronically delivered document.
(c)    Use of E-mail. Email, internet or intranet websites may be used only to distribute routine communications, such as financial statements, billing statements and other like information and to distribute Loan Documents for execution by the parties thereto and may not be used for any other purpose, unless approved by Lender and the parties hereto.
12.    Participation. Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person in a portion of Lender’s rights and/or obligations under this Loan Agreement (including a portion of the Loans owing to it); provided that (a) Lender’s obligations under this Loan Agreement shall remain unchanged, (b) Lender shall remain solely responsible to Borrower for the performance of such obligations and (c) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Loan Agreement.
13.    Governing Law; Jurisdiction; Etc.
13.01    Governing Law. THIS LOAN AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON, EXCEPT WHERE FEDERAL LAWS, INCLUDING THE FARM CREDIT ACT OF 1971, AS AMENDED, MAY BE APPLICABLE.
13.02    Submission to Jurisdiction. BORROWER AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF WASHINGTON SITTING IN SPOKANE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF WASHINGTON, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH WASHINGTON STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS LOAN AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
13.03    Waiver of Venue. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

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APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 13.02 HEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
13.04    Service of Process. EACH PARTY HERETO IRREVOCABLY WAIVES PERSONAL SERVICE OR PROCESS, WHICH MAY BE MADE IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
13.05    WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS AND ANY FUTURE MODIFICATIONS, AMENDMENTS, EXTENSIONS, RESTATEMENTS AND SERVICING ACTIONS RELATING TO THIS LOAN AGREEMENT AND ANY OTHER LOAN DOCUMENTS. THE PARTIES INTEND THAT THIS JURY WAIVER WILL BE ENFORCED TO THE MAXIMUM EXTENT ALLOWED BY LAW.
13.06    Consultation with Counsel. Borrower certifies that it has carefully read this Loan Agreement and other Loan Documents; that it understands the contents of this Loan Agreement and other Loan Documents; that in executing this Loan Agreement and other Loan Documents, it has not relied on the advice, opinions or statements of Lender or its officers, directors, employees or attorneys; and that it signed this Loan Agreement and other Loan Documents of their own free will and accord. Lender recommends that Borrower consult its counsel and or other professional advisor before signing this Loan Agreement and other Loan Documents. To the extent Borrower has not consulted with an attorney or other professionals in connection with this Loan Agreement and other Loan Documents, it acknowledges that it was given the opportunity to do so and chose of its own free will and accord not to do so.
14.    Miscellaneous.
14.01    Construction.
(a)    The provisions of this Loan Agreement shall be in addition to those of any other Loan Document or other evidence of liability held by Lender, all of which shall be construed as complementary to each other. In the event of a conflict between the terms of this Loan Agreement and any other Loan Document, the terms of this Loan Agreement shall control such conflict. Nothing herein contained shall prevent Lender from enforcing any or all of the other Loan Documents in accordance with their respective terms. All Exhibits and Schedules attached to this Loan Agreement are incorporated herein and made a part hereof.

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (PCA) - 32
Pope Resources, A Delaware Limited Partnership; Note No. 6037359

(b)    This Loan Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(c)    A reasonable person standard shall be applied to each and every warranty, representation, requirement or thing to be done or performed hereunder except when the term “in its discretion” or “in its sole discretion” is used herein.
14.02    Binding Effect, Assignment and Entire Agreement. The Loan Documents will inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of Lender. The Loan Documents constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party and dated subsequent to the date herein.
14.03    Severability. If any provision of this Loan Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Loan Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.
14.04    No Personal Liability of General Partners. In any action brought to enforce the obligation of Borrower to pay Borrower’s Obligations, any judgment or decree shall not be subject to execution on, nor be a lien on, the assets of General Partners of Borrower, other than their interests in the Collateral. The foregoing shall in no way otherwise affect the personal liability of Borrower.
14.05    No Novation. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, effective from and after the Closing Date. All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Prior Loan Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein. The parties hereto acknowledge and agree that (a) this Loan Agreement, the Notes and the other Loan Documents executed and delivered in connection herewith do not constitute a novation or termination of the “Obligations” (as defined in the Prior Credit Agreement) under the Prior Credit Agreement as in effect prior to the Closing Date and (b) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement. On the Closing Date, the credit facilities described in the Prior Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of Borrower outstanding as of such date under the Prior Credit Agreement shall be deemed to be Loans and Obligations outstanding under the corresponding facilities described herein, without any further action by any Person. Each of the Loan Documents, agreements and instruments creating, evidencing and securing the repayment of the Loans shall remain in effect and is valid, binding and enforceable according to its terms, except as modified herein. The recitals to this Loan Agreement are hereby incorporated herein and made a part hereof. Any reference to the Prior Agreement in any of the Loan Documents shall be deemed to be a reference to this Loan Agreement.
14.06    Supremacy Clause. To the extent the choice of law and jury waiver provisions of this Loan Agreement are inconsistent with any Loan Documents entered into by Borrower prior to the date

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Pope Resources, A Delaware Limited Partnership; Note No. 6037359

hereof, such provisions of this Loan Agreement shall govern and control, and shall be deemed incorporated into such Loan Documents.
ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
[remainder of page left intentionally blank; signature pages follow]

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (PCA) - 34
Pope Resources, A Delaware Limited Partnership; Note No. 6037359

In Witness Whereof, the parties hereto have duly executed this Loan Agreement as of the date first above written.
LENDER:
NORTHWEST FARM CREDIT SERVICES, PCA
By:
Authorized Agent

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (PCA)
Pope Resources, A Delaware Limited Partnership; Note No. 6037359

BORROWER:
POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
By: Pope MGP Inc., a Delaware corporation, its Managing General Partner
By:
Thomas M. Ringo, President and CEO

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (PCA)
Pope Resources, A Delaware Limited Partnership; Note No. 6037359

Pope Resources, A Delaware Limited Partnership
Customer No.: 1800036019
EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: _______________, 20__
To:    Northwest Farm Credit Services, PCA
Reference is made to that certain Second Amended and Restated Master Loan Agreement, dated as of July __, 2016, (the “Loan Agreement”) among POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP (“Borrower”), and NORTHWEST FARM CREDIT SERVICES, PCA (“Lender”).
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the __________________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower, and that:
[Use following Paragraph 1 for Fiscal Year-End financial statements]
1.    Attached hereto as Schedule 1, are the Fiscal Year-End audited financial statements required by paragraph 7.01b.i of the Loan Agreement for the Fiscal Year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following Paragraph 1 for [first/second/third] Fiscal Quarter-End financial statements]
1.    Attached hereto as Schedule 1, are the financial statements required by paragraph 7.01. b.ii of the Loan Agreement for the Fiscal Quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, as of such date and for such period, subject only to normal year-end adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.
3.    A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its obligations under the Loan Documents, and

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (PCA)
Pope Resources, A Delaware Limited Partnership; Note No. 6037359

[select one:]
[To the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]
--or--
[The following covenants or conditions have not been performed or observed and the following is a list of each such Defaults and their nature and status:]
4.    To the best knowledge of the undersigned, the representations and warranties of Borrower contained in the Loan Documents, and any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.
5.    To the best knowledge of the undersigned, the financial covenant analyses and information set forth on Schedule 1, attached hereto, are true and accurate on the Calculation Date and the undersigned has received no information to the contrary as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___________________, 20__.
POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
By:
Name:
Title:

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (PCA)
Pope Resources, A Delaware Limited Partnership; Note No. 6037359

Pope Resources, A Delaware Limited Partnership
Customer No. 56548
EXHIBIT B
COVENANT COMPLIANCE WORKSHEET
For the Fiscal Quarter-End / Fiscal Year-End _____________________ (the Calculation Date)

I	Section 7.02 a. - Indebtedness to Total Capitalization Ratio
(measured annually at the Fiscal Year-end)
	A. Borrower and its Subsidiaries Indebtedness at Calculation Date	$
	B. Indebtedness associated with the non-Wholly Owned Subsidiaries at Calculation Date	$
	C. Numerator (Line I.A. minus Line I.B.)	$
D. Total Capitalization at Calculation Date
I. Adjusted Partners’ Capital at Calculation Date
	a. Partners’ capital in Borrower and its Wholly Owned Subsidiaries per GAAP at Calculation Date	$
	b. Book Value of Fee Timberland at Calculation Date	$
	c. Most recent appraisals of Fee Timberlands	$
	d. Adjusted Partners Capital (Line I.D.1.a. minus I.D.1.b. plus I.D.1.c.)	$
	2. Numerator from line I.C. above	$
	E. Denominator (Line I.D.1.d. plus Line I.D.2.)	$
Ratio of Indebtedness to Total Capitalization (Line I.C. divided by Line I.E.)
	Maximum Allowed	0.30

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (PCA)
Pope Resources, A Delaware Limited Partnership; Note No. 6037359

II.	Section 7.02 b. – Adjusted Consolidated Interest Coverage Ratio
(measured quarterly beginning with the second Fiscal Quarter-End 2016)
A. Adjusted Consolidated EBITDDA for the prior four Fiscal Quarters ending on the above date (the "subject period")
	1. Consolidated Net Income for the subject period (excluding the net income associated with non-Wholly Owned Subsidiaries)	$
	2. Consolidated Interest Expense for the subject period (excluding the interest expense associated with non-Wholly Owned Subsidiaries)	$
	3. Consolidated depreciation expense for the subject period (excluding the depreciation expense associated with non-Wholly Owned Subsidiaries)	$
	4. Consolidated amortization expense for the subject period (excluding the amortization expense associated with non-Wholly Owned Subsidiaries)	$
5. Consolidated depletion expense for the subject period
(excluding the portion associated with the non-controlling interest in
	non-Wholly Owned Subsidiaries)	$
6. Consolidated Taxes for the subject period (excluding income taxes
	associated with non-Wholly Owned Subsidiaries)	$
	7. Distributions received by the Borrower and its Wholly Owned Subsidiaries from non-Wholly Owned Subsidiaries	$
	8. Adjusted Consolidated EBITDDA (the sum of Lines II.A.1. through II.A.7. inclusive)	$
	B. Numerator (Line II.A.8.)	$
	C. Denominator - Consolidated Interest Expense for subject period (excluding the interest expense associated with non-Wholly Owned Subsidiaries)	$
Adjusted Consolidated Interest Coverage Ratio (Line II.B. divided by Line II.C.)
	Minimum Allowed	3.00 :1.00

III.	Section 7.02 c. - Loans to Biennial Appraised Timberland Value
(measured annually at Fiscal Year-end)
	A. Combined Balance of Loan(s) and FLCA Loans	$
	B. Most recent Biennial Appraised Timberland Value or Lender’s appraisal	$
Loan to Value Ratio (Line III.A. divided by Line III.B.)
	Maximum Allowed	50%

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (PCA)
Pope Resources, A Delaware Limited Partnership; Note No. 6037359

Schedule 1

Authorized Persons

Authorized Persons

Name	Change Authorizations
Thomas M. Ringo John D. Lamb	Individually Individually

•
Authorizations. Unless otherwise noted, each Authorized Person acting alone has the authority to request disbursements of Loans and designate the disposition of Loan proceeds, whether in the form of check, internal transfer, wire or electronic transfer to the account specified by the Authorized Person, including any other loan account Borrower may have with Lender, or any other designated Lender loan account, make deposits to and disbursements from any FPF Account, make payments of Borrower’s Obligations, authorize and initiate internal transfers, enroll in and make use of Northwest Farm Credit Services’ customer online banking website, make interest rate and other pricing elections and authorize payments and prepayments.

•
Change Authority. Absent resolutions or authorized evidence of authority satisfactory to Lender, only the Authorized Person(s) listed above with change authority, either individually or together as may be required, may add or remove other Authorized Persons or modify limitations on authority of an Authorized Person. Any change of an Authorized Person or the limitations on their authority shall be made on such forms as Lender may prescribe.

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (PCA)
Pope Resources, A Delaware Limited Partnership; Note No. 6037359